Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.

FOR IMMEDIATE RELEASE

September 27, 2021

Rule 8 Announcement to Shareholders

DraftKings Inc.: Notice to Shareholders Regarding UK Disclosure Requirements

DraftKings Inc. (“DraftKings”) wishes to direct the attention of its shareholders to certain disclosure requirements applicable to the possible offer by DraftKings for Entain plc (“Entain”), which was announced by Entain on September 21, 2021 (the “Possible Offer”). DraftKings’ Class A common stock is listed for trading on the Nasdaq Global Select Market.

The relevant disclosure requirements applicable to the Possible Offer are set out in Rule 8 of the UK City Code on Takeovers and Mergers (the “Code”), which is published and administered by the UK Takeover Panel (the “Takeover Panel”). In particular, Rule 8.3 of the Code requires that any person who is interested (directly and indirectly) in 1% or more of any class of relevant security of any party to the Possible Offer must make (a) an Opening Position Disclosure and (b) a Dealing Disclosure if they deal in any relevant security of any party to the Possible Offer during an offer period. DraftKings’ Class A common stock, Class B common stock and Convertible Senior Notes due 2028 are relevant securities for the purposes of this offer period.

Further information about the Takeover Panel's disclosure regime is available at: http://www.thetakeoverpanel.org.uk/disclosure. If any DraftKings shareholder has any questions regarding these disclosure requirements, the Takeover Panel's Market Surveillance Unit will be happy to answer them and should be contacted at +44 (0)20 7638 0129.

Enquiries

DraftKings Inc.	+1 617 986 6744
Joe DeCristofaro, Investor Relations

Important Notices

This announcement is not intended to, and does not, constitute or form part of any offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote in any jurisdiction whether pursuant to this announcement or otherwise, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The release, publication or distribution of this announcement in whole or in part, directly or indirectly, in, into or from certain jurisdictions outside the United Kingdom may be restricted by law and therefore persons into whose possession this announcement comes should inform themselves about, and observe, such restrictions. Any failure to comply with such restrictions may constitute a violation of the securities laws of any such jurisdiction.

Website

In accordance with Rule 26.1(a)(ii) of the Code, a copy of this announcement will be available (subject to certain restrictions relating to persons resident in certain restricted jurisdictions) on DraftKings’ website (at https://DraftKings.gcs-web.com) by no later than 12 noon (London time) on September 28, 2021 (being the business day following the date of this announcement). The content of such website is not incorporated into, and does not form part of, this announcement.

Important Information for US Investors

In the event that DraftKings enters into any transaction with respect to Entain (a “Transaction”), DraftKings may be required to file certain relevant documents with the U.S. Securities and Exchange Commission (the “SEC”). Such documents, however, are not currently available. INVESTORS ARE URGED TO READ ANY DOCUMENTS REGARDING A TRANSACTION IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of such filings without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC.

No securities to be issued in connection with a Transaction have been registered under U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and no securities will be offered or sold in the United States in connection with a Transaction unless pursuant to registration under the U.S. Securities Act or pursuant to an applicable exemption from the registration requirements of the U.S. Securities Act. A Transaction involving a scheme of arrangement may involve the issuance of securities in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof, and would be subject to local disclosure requirements (which disclosure requirements would be different from those of the United States). A Transaction involving a tender offer would be subject to applicable rules under the U.S. Securities Exchange Act of 1934, as amended, including any applicable exemptions provided under Rule 14d-1(d) thereunder.